EXHIBIT 23

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES INC.

[LETTERHEAD]

July 22, 2005

Permian Basin Royalty Trust
Bank of America, N.A., Trustee
901 Main Street, 17th Floor
Dallas, Texas 75202-3714

Gentlemen:

     Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in the Permian Basin Royalty Trust Securities and Exchange Commission Form 10-K for the year ending December 31, 2004 as amended by Securities and Exchange Commission Form 10-K/A (Amendments No.1 and 2) based on reserve reports dated February 25, 2005, prepared by Cawley, Gillespie & Associates, Inc.

Submitted,

CAWLEY, GILLESPIE & ASSOCIATES, INC.

By:	/s/ KENNETH J. MVELLER

Kenneth J. Mveller, Vice President